================================================================================
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.-14a-11(c) or 240.14a-12



                                    FCNB CORP
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               (Name of Registrant as Specified in Its Charter)



                                    FCNB CORP
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500  per  each  party  to  the  controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11:1

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(4) Proposed maximum aggregate value of transaction:

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[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(4) Date Filed:

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----------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

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



                               [LOGO OMITTED]



                                POST OFFICE 240
                        FREDERICK, MARYLAND 21705-0240


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 2000


     The Annual Meeting of Shareholders of FCNB Corp (the "Company") will be held at the FREDERICK HOLIDAY INN, FSK, 5900 HOLIDAY DRIVE, FREDERICK, MARYLAND 21703 on Tuesday, April 18, 2000 at 7:00 p.m. for the following purposes:

       1. To elect four directors of the Company for a three-year term until the
          2003  Annual  Meeting  of  Shareholders  or  until  their   respective
          successors have been duly elected and qualified.

       2. To consider and vote upon a proposal to increase by 1,000,000 the number of shares for which options may be issued under the Company's 1992 Stock Option Plan and to extend the term of the 1992 Stock Option Plan by eight years.

       3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record on February 8, 2000 are entitled to receive notice of and to vote at the Annual Meeting.



                                             BY ORDER OF THE BOARD OF DIRECTORS




                                             /s/ Helen G. Hahn
                                             -----------------
Frederick, Maryland                          Helen G. Hahn
March 24, 2000                               Vice President and Secretary


You are urged to complete, sign, date and return the enclosed proxy promptly. If you attend the Annual Meeting and decide that you wish to vote in person, you may revoke your proxy at any time prior to its use.

If your shares are held in the name of your bank, broker or another person or entity, you will need additional documentation to vote in person at the meeting.

                                 PROXY STATEMENT

     This Proxy Statement is being sent to shareholders of FCNB Corp, a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Shareholders to be held on Tuesday, April 18, 2000 at 7:00 p.m., local time, at the Frederick Holiday Inn, FSK, 5900 Holiday Drive, Frederick, Maryland 21703, and at any adjournment or postponement thereof. The Company is the holding company for its wholly-owned bank subsidiary, FCNB Bank, Frederick, Maryland (the "Bank"). This proxy material is being mailed to shareholders on or about March 24, 2000. The Company's mailing address is P.O. Box 240, Frederick, Maryland 21705-0240.


                               PROXIES AND VOTING

     Shareholders of record at the close of business on February 8, 2000 are entitled to notice of and to vote at the Annual Meeting. At that date there were 11,924,558 shares of Common Stock outstanding and entitled to vote, which were held by approximately 3,132 holders of record. Each share is entitled to one vote on all matters.


     The cost of solicitation of proxies will be borne by the Company. The solicitation of proxies generally will be by mail and by directors, officers, and employees of the Company or its subsidiary, without additional compensation to them. In some instances solicitation may be made by telephone. The Company may also reimburse brokers, custodians, nominees, and other fiduciaries for reasonable out-of-pocket and clerical expenses for forwarding proxy materials to their principals. The Company may engage a paid proxy solicitation firm to assist it in obtaining proxies from shareholders on a timely basis. As of the date hereof, the Company has not engaged such a firm, and has not committed itself to the payment of any fees in connection therewith.


     All shares entitled to vote and represented by a properly executed and unrevoked proxy received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions given on the proxy. In the absence of instructions to the contrary, shares will be voted FOR the election of the designated nominees for directors and FOR the proposal to amend the 1992 Stock Option Plan to increase the number of shares for which options may be issued under the plan to extend the term of the plan. The persons appointed as proxies will also be entitled to vote in their discretion on other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof.


     A shareholder may revoke a proxy at any time before it is voted at the Annual Meeting by (i) attending the Annual Meeting and voting in person, (ii) filing a written notice of revocation with the Secretary of the Company prior to the Annual Meeting, or (iii) duly executing a proxy bearing a later date and delivering it to the Secretary of the Company prior to the exercise of the proxy. Written notices of revocation of a proxy should be addressed to Helen G. Hahn, Vice President and Secretary, FCNB Corp, P.O. Box 240, Frederick, Maryland 21705-0240. If your shares are held in the name of your bank, broker or another person or entity, you will need additional documentation from your record holder in order to vote in person at the meeting.


     The presence, in person or by proxy, of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. In the event that less than a majority of the outstanding shares are present at the Annual Meeting, either in person or by proxy, a majority of the shares present may vote to adjourn the Annual Meeting from time to time without further notice. The inspectors of election appointed for the meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted for a vote of shareholders. If a broker indicates that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted as present for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors has set the number of directors that constitute the Board of Directors at thirteen. The Articles of Incorporation of the Company provide that the directors shall be classified with respect to the time for which they severally hold office into three classes. Each year all of the directors in one class are elected to serve for a term of three years. The shareholders will vote at this Annual Meeting for the election of four directors for a three year term expiring at the Annual Meeting of Shareholders in 2003, or at such time as their respective successors have been elected and qualified. Directors receiving a plurality of the votes cast will be elected in the order of the number of votes received.

     Unless otherwise directed in the enclosed form of proxy, the persons named in such proxy intend to vote FOR the election of each of the following nominees for the term indicated, or until their respective successors have been duly elected and have qualified. In the event that any nominee is unable to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors, in their discretion, shall determine. At this time, the Board knows of no reason why any nominee might be unavailable to serve. Messrs. Callan, Crum, Hewitt and Willard are currently serving as Directors of the 2000 class of directors and have been nominated by the Board of Directors for election as directors to serve for a three year term to expire in 2003 (Class 2003).

     The following table sets forth as to each nominee and director continuing in office, his or her name, age, the year he or she first became a director of the Company and the number of shares of Common Stock beneficially owned at February 8, 2000.


                                                 YEAR                       SHARES OF
                                                 FIRST        YEAR        COMMON STOCK       PERCENT
                                                ELECTED       TERM        BENEFICIALLY         OF
              NAME                  AGE(1)     DIRECTOR     EXPIRES         OWNED(2)          CLASS
--------------------------------   --------   ----------   ---------   ------------------   --------
                            BOARD NOMINEES

George B. Callan Jr. ...........     68         1986         2003             21,897(3)        0.18
Clyde C. Crum ..................     64         1986         2003             75,064(4)        0.63
Frank L. Hewitt, III ...........     58         1996         2003            175,015(5)        1.47
DeWalt J. Willard, Jr. .........     68         1986         2003             75,522(6)        0.63

                    DIRECTORS CONTINUING IN OFFICE

Miles M. Circo .................     53         1986         2001             17,875(7)        0.15
James S. Grimes ................     60         1989         2001             53,963(8)        0.45
Gail T. Guyton .................     59         1986         2001             90,734(9)        0.76
A. Patrick Linton ..............     50         1991         2001            166,071(10)       1.38
Jacob R. Ramsburg, Jr. .........     63         1986         2001            443,110(11)       3.71
Shirley D. Collier .............     46         1997         2002              5,916(12)       0.05
Bernard L. Grove, Jr. ..........     66         1988         2002             16,069(13)       0.13
Kenneth W. Rice ................     56         1988         2002             24,912(14)       0.21
Rand D. Weinberg ...............     43         1996         2002            246,332(15)       2.06

     ------------------
(1) At February 8, 2000.

(2) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock with respect to which he or she has sole or shared voting and/or investment power, including any shares which he or she has the right to acquire within 60 days. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or retirement funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and investment power. Except as otherwise noted, each person has sole voting and investment power with respect to all shares beneficially owned.


(3) Included in the total shares owned by Mr. Callan are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.


(4) The shares attributed to Mr. Crum include 13,954 shares owned by Mr. Crum's wife, as to which Mr. Crum disclaims beneficial ownership. Also, included in the total shares owned are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.


(5) The shares attributed to Mr. Hewitt include 31,990 shares as to which he shares voting and investment power with his wife, 2,245 shares held in a trust as to which he shares voting and investment power and 4,664 shares owned by Mr. Hewitt's wife. Also, included in the total shares owned are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.


(6) The shares attributed to Mr. Willard include 12,124 shares owned by a corporation controlled by Mr. Willard, as to which he has voting and investment powers. Also, included in the total shares owned are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.


(7) Included in the total shares owned by Mr. Circo are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.


(8) Included in the total shares owned by Mr. Grimes are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.


(9) The shares attributed to Mr. Guyton include 3,909 shares owned by Mr. Guyton's wife, as to which Mr. Guyton disclaims beneficial ownership, and 1,032 shares held in trust as to which he has voting and investment power. Also, included in the total shares owned are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.


(10) The shares attributed to Mr. Linton include 37,956 shares as to which he shares voting and investment power with his wife, 1,440 shares owned by Mr. Linton's children, as to which he has voting and investment power and 586 shares owned by Mr. Linton's wife. Also, included in the total shares owned are options, currently exercisable, to purchase 86,009 shares of the Company's Common Stock and 3,886 shares of restricted stock to be received when the underlying stock options are exercised. Mr. Linton also has been granted the right to receive reload options to purchase an additional 66,579 shares of the Company's Common Stock, if the 1998 and 1997 stock options are exercised within three years from the date of grant.


(11) The shares attributed to Mr. Ramsburg include 7,194 shares owned by Mr. Ramsburg's wife, and 7,639 shares owned jointly by Mr. Ramsburg's wife and son, as to which Mr. Ramsburg disclaims beneficial ownership. Also, included in the total shares owned are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.


(12) Included in the total shares owned by Ms. Collier are options, currently exercisable, to purchase 5,250 shares of the Company's Common Stock.


(13) Included in the total shares owned by Mr. Grove are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.


(14) The shares attributed to Mr. Rice include 2,274 shares owned by Mr. Rice's wife as to which Mr. Rice disclaims beneficial ownership and 77 shares owned in custody for his goddaughter as to which he has voting and investment power. Also, included in the total shares owned are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.


(15) The shares attributed to Mr. Weinberg include 60,536 shares as to which Mr. Weinberg shares voting and investment power with his wife, 17,329 shares held in a partnership as to which he has voting and investment power, 12,228 shares held in a pension trust and 148,288 shares held in a trust as to which he has voting and investment power and 952 shares held in custody by Mr. Weinberg and his wife for their children as to which he shares voting and investment powers. Also, included in the total shares owned are options, currently exercisable, to purchase 6,999 shares of the Company's Common Stock.

     Set forth below is certain information with respect to the nominees for director and the continuing directors of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

     GEORGE B. CALLAN, JR. is president of Associates in Management, a company that specializes in historic preservation and museum management.

     CLYDE C. CRUM, chairman of the board of the Bank and the Company since January 1995, is chairman of Clyde C. Crum and Son, Inc., a dairy farm operation.

     FRANK L. HEWITT, III is president of the Frank L. Hewitt Company, a real estate investing company. Mr. Hewitt was president of Laurel Bancorp, Inc. ("Laurel") and its subsidiary Laurel Federal Savings Bank until the merger of Laurel with and into the Company in January 1996.

     DEWALT J. WILLARD, JR. is president of Ideal Buick-GMC, an automobile dealership.

     MILES M. CIRCO is vice president and chief technical officer of Circuit City Stores, Inc., a retail electronics business. Mr. Circo is president of Patapsco Designs, an electronic design and manufacturing firm. Prior to Mr. Circo's appointment as vice president and chief technical officer, he held the position of general manager at Patapsco Designs, Inc.

     JAMES S. GRIMES, Mayor of the City of Frederick, Maryland since 1994 and president of James S. Grimes, Inc., a full service truck transportation service operation.

     GAIL T. GUYTON, vice chairman of the board of both the Bank and the Company since January 1995, is chairman of the board of Morgan-Keller, Inc., a commercial/industrial construction firm.

     PATRICK LINTON is president and chief executive officer of the Bank and the Company.

     JACOB R. RAMSBURG, JR. is a consultant for Frederick Underwriters, Inc., which is a general insurance agency and a wholly-owned subsidiary of the Bank. Mr. Ramsburg was the president of that company and its affiliated insurance agencies until they were acquired by the Company in December 1998.

     SHIRLEY D. COLLIER is president of Paragon Computer Services, Inc., a computer consulting firm.

     BERNARD L. GROVE, JR. is an advisor to Genstar Stone Products, Inc., after having served as a consultant and president for this firm.

     KENNETH W. RICE is president of Donald B. Rice Tire Co., Inc., a tire distribution firm.

     RAND D. WEINBERG is a partner with Weinberg & Weinberg, a law firm in Frederick, Maryland.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors of the Company has standing Audit and Human Resources Committees, but does not have a standing nominating committee.

     The Audit Committee, comprised of Directors Circo, Collier, Grimes, and Willard, assists the Board of Directors of the Bank in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, internal controls and regulatory compliance. Its duties include: monitoring the Bank's internal controls and procedures; meeting with the internal auditors and reviewing their reports; recommending the selection of independent auditors; reviewing the scope of audits conducted by the independent auditors, as well as the results of their audits; and reviewing policies relating to compliance with applicable banking and other laws.

     The Human Resources Committee, comprised of Directors Callan, Grove, Rice and Weinberg, reviews and recommends to the Board of Directors the overall compensation policy for the Company. The Board of Directors of the Bank follows this policy specifically related to the salaries and other benefits for senior management thereof.

     The Board of Directors of the Company held twenty-eight meetings, the Audit Committee held eight meetings and the Human Resources Committees held six meetings during 1999. Each of the directors of the Company attended at least 75% of the meetings of the Board of Directors and all committees on which they served during 1999.

COMPENSATION OF DIRECTORS

     During 1999, the directors of the Company received an annual retainer of $2,000 for attending meetings of the Company's Board of Directors. Members of the Board of Directors of the Company who also served as members of the Board of Directors of the Bank received an annual retainer of $5,000 and a fee of $200 for each bi-weekly Board of Directors and committee meeting of the Bank attended.

     Clyde C. Crum received a $54,400 annual fee for his services as Chairman of the Board of both the Company and the Bank, along with the bi-weekly Board of Directors meeting fees during 1999. However, he did not receive any committee meeting fees. Mr. Crum also elected to defer his bonus of $20,000 to be paid during 2000.

     Directors may participate in an unfunded deferred compensation plan maintained by the Bank. Under this plan, deferred amounts earn interest at the rate of 10% per annum until they are paid to the director (or the beneficiary of his death benefits) following the earlier of the director's termination of board service or a board determination that the director has incurred a financial hardship. Benefit distributions are made either in a lump sum or in installments over a period up to 10 years, as selected by the director. In the event of a director's death or disability or a change in corporate control, the director's account will be credited with an amount that makes his account balance equal what would have accrued by the director's retirement, with adjustment for certain excise taxes.

     The Company and the Bank paid a total of $197,206 in director and committee fees for the fiscal year ended December 31, 1999.

     The 1997 Stock Option Plan for Directors requires the Company to issue options to each non-employee Director on the day after each annual meeting of the Company's shareholders. Under this plan, each non-employee director of the Company received options to purchase 2,333 shares of Common Stock in 1999 at an exercise price of $19.625 per share. Participants under this plan will receive reload options upon the exercise of options issued under this plan, if the options are exercised within three years of the date of the original grant and certain other conditions are met. A reload feature is one that provides for grants of additional options whenever a participant exercises previously granted options. The plan provides that the number of reload options granted is the same as the number of original options exercised, and the exercise price of the reload is the market price of the stock on the date the reload option is granted.

                                VOTING SECURITIES

     All voting rights are vested exclusively in the holders of the Common Stock of the Company. Each shareholder is entitled to one vote for each share of Common Stock owned on all matters brought to a vote of the shareholders. The Company had 11,924,558 shares of Common Stock outstanding on the record date for the Annual Meeting. The Company has no other class of equity securities outstanding.

     Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended (hereinafter called the "Exchange Act"). Management knows of no persons who beneficially owned more than 5% of the outstanding shares of Common Stock at February 8, 2000. The following table sets forth, as of February 8, 2000, certain information as to the executive officers of the Company who are not directors and their ownership of shares of Common Stock, and the share ownership of all executive officers and directors of the Company as a group.

                                                           SHARES OF COMMON STOCK    PERCENTAGE
                           NAME                     AGE   BENEFICIALLY OWNED(1)(2)    OF CLASS
        ------------------------------------------ ----- -------------------------- -----------
              Martin S. Lapera ...................  47               70,595(3)           0.59
              Mark A. Severson ...................  46               31,820(4)           0.27
              Charles E. Weller ..................  51               22,956(5)           0.19
              All Executive Officers and Directors
               as a Group (13 persons) ...........                1,642,186(6)          13.75


----------
(1) Unless otherwise indicated, all shares are owned directly by the named individual or by the individual indirectly through a trust, corporation or association, or by the individual or his/her spouse as custodian or trustee for the shares of minor children. Except as otherwise indicated, the named individual exercises sole voting and investment power over such shares.

(2) Restricted stock to be received by officers of the Company or Bank is based on the formula of one (1) restricted share for every five (5) shares of Common Stock purchased pursuant to the exercise of stock options. The restriction period is for three (3) years from the date of receipt, and if the shares purchased pursuant to the exercise of stock options are sold within this time period, a pro rata percentage of the restricted shares are forfeited and must be returned to the Company.

(3) Mr. Lapera is executive vice president of the Company and is executive vice president, chief operating officer and chief lending officer of the Bank. The shares attributed to Mr. Lapera include 22,771 shares as to which Mr. Lapera shares voting and investment power with his wife. Also, included in the total shares owned are options, currently exercisable, to purchase 45,218 shares of the Company's Common Stock and 1,530 shares of restricted stock to be received when the underlying stock options are exercised. Mr. Lapera also has been granted the right to receive reload options to purchase an additional 17,065 shares of the Company's Common Stock, if the stock options granted in 1997 and 1998 are exercised within three years from the date of grant.

(4) Mr. Severson is senior vice president and treasurer of the Company and is senior vice president and chief financial officer of the Bank. The shares attributed to Mr. Severson include 6,297 shares held in trust as to which Mr. Severson has voting and investment powers. Also, included in the total shares owned are options, currently exercisable, to purchase 23,706 shares of the Company's Common Stock and 915 shares of restricted stock to be received when the underlying stock options are exercised. Mr. Severson also has been granted the right to receive reload options to purchase an additional 9,508 shares of the Company's Common Stock, if the stock options granted in 1997 and 1998 are exercised within three years from the date of grant.

(5) Mr. Weller is senior vice president of the Company and senior vice president of the Bank, assuming that position in March 1997 when Elkridge Bank, of which he was president, was merged into the Bank. Until its acquisition by the Company in March 1995, Mr. Weller was president of ENB Financial
    Corporation and its wholly-owned subsidiary, Elkridge National Bank. The shares attributed to Mr. Weller include 246 shares owned by Mr. Weller's wife, as to which Mr. Weller disclaims beneficial ownership and 447 shares held in joint ownership with Mr. Weller's daughter, and 76 shares held as custodian for Mr. Weller's grandson. Also, included in the total shares owned are options, currently exercisable, to purchase 19,637 shares of the Company's Common Stock and 1,421 shares of restricted stock to be received when the underlying stock options are exercised. Mr. Weller also has been granted the right to receive reload options to purchase additional 6,359 shares of the Company's Common Stock, if the stock options granted in 1997 and 1998 are exercised within three years from the date of grant.

(6) Includes an aggregate of 289,697 shares, which may currently be acquired by certain of such officers and directors upon the exercise of stock options an aggregate of 9,289 shares of restricted stock to be received by certain officers when the underlying stock options are exercised. This group also has been granted the right to receive reload options to purchase additional 163,298 shares of the Company's Common Stock, if the stock options granted in 1997 and 1998 are exercised within three years from the date of grant.

           EXECUTIVE OFFICERS' COMPENSATION AND CERTAIN TRANSACTIONS

COMPENSATION - OVERVIEW

     Set forth below are summarized tables of all compensation awarded to, earned by, or paid to certain executive officers. It should be noted that no cash compensation was paid to any executive officer of the Company in his or her capacity as such. Each of the executive officers of the Company received compensation from the Bank for services rendered in their capacities as executive officers of the Bank.

     The following table sets forth a comprehensive overview of the compensation for the Company's Chief Executive Officer and the most highly compensated executive officers for the year ended December 31, 1999. Comparative data is also provided for the previous two fiscal years, in selected categories. Except as disclosed below, no other executive officer of the Company or the Bank received salary and bonus in excess of $100,000 during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                              ANNUAL COMPENSATION            COMPENSATION
                                             ---------------------- ------------------------------
                                                                                       SECURITIES         ALL
              NAME AND               FISCAL                             RESTRICTED     UNDERLYING        OTHER
         PRINCIPAL POSITION           YEAR    SALARY(1)   BONUS(2)   STOCK AWARDS(3)     OPTIONS    COMPENSATION(4)
----------------------------------- -------- ----------- ---------- ----------------- ------------ ----------------
A. Patrick Linton,                   1999     $307,704    $136,198          --           34,795         $61,802
Director, President and Chief        1998      240,496      62,160          --           18,090          45,335
Executive Officer of the             1997      220,787      78,750          --           13,694          35,248
Company and the Bank

Martin S. Lapera, Executive          1999     $185,704    $ 64,829          --           20,502         $20,423
Vice President of the Company        1998      150,496      30,269          --           11,011          12,092
and Executive Vice President,        1997      140,628      39,000          --            6,054          10,960
Chief Operating Officer and
Chief Lending Officer of the Bank

Mark A. Severson,                    1999     $133,610    $ 34,649          --            9,623         $ 9,748
Senior Vice President and            1998      121,105      18,324          --            5,840           7,469
Treasurer of the Company             1997      113,047      23,625          --            3,668           7,560
and Senior Vice President
and Chief Financial
Officer of the Bank

Charles E. Weller, Senior Vice       1999     $122,493    $ 25,917          --            7,638         $11,335
President of the Company and         1998      115,101      13,132          --            4,884          10,186
Senior Vice President of the Bank    1997      114,296      13,971         349            1,745           7,811

----------
(1) Includes contributions made by the Bank under its 401(k) Profit Sharing Plan. Contributions made by the Bank in 1999, 1998, and 1997, respectively, amounted to $10,704, $10,496 and $10,787 for Mr. Linton; $10,704, $10,496 and $10,628 for Mr. Lapera; $8,610, $8,413 and $8,416 for
    Mr. Severson; and $8,400, $8,041 and $7,236 for Mr. Weller.

(2) Annual bonuses accrued as of December 31, 1999, 1998 and 1997 were paid in January 2000, 1999 and 1998, respectively.

(3) The awards of restricted stock received are based on the formula of a grant of one (1) restricted share for every five (5) shares of Common Stock purchased pursuant to the exercise of stock options. The restriction period is for three (3) years from the date of receipt, and if the shares purchased pursuant to the exercise of stock options are sold within this time period, a pro rata percentage of the restricted shares are forfeited and must be returned to the Company. The value of the restricted stock grants as of the date of grant, determined by multiplying the number of shares by the closing market price on the date of grant, were as follows: Mr. Weller: 1997 -- $7,493.

(4) Includes payments for vacation pay taken in lieu of vacation for Mr. Linton in 1999, 1998 and 1997 in the amounts of $2,856, $3,538 and $2,423 respectively. Also included are contributions made by the Bank under the Supplemental Executive Retirement Plan ("SERP") in 1999, 1998, and 1997, respectively, that amounted to $58,946, $41,797 and $31,975 for Mr. Linton; $20,423, $12,092 and $10,960 for Mr. Lapera; $9,748, $7,469 and $7,560 for
    Mr. Severson; and $11,335, $10,186 and $7,811 for Mr. Weller. Included in the 1997 amounts for Mr. Linton are $850 of Elkridge Bank director fees.

     STOCK OPTION PLAN. The following table sets forth certain information relating to options to purchase Common Stock of the Company granted under the 1992 Employee Stock Option Plan to the executive officers whose compensation is reported in the SUMMARY COMPENSATION TABLE during fiscal 2000 for services in fiscal 1999.



                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                                                                                     STOCK PRICE
                                                                                                  APPRECIATION FOR
                                                    INDIVIDUAL GRANTS                              OPTION TERM(2)
                              -------------------------------------------------------------   -------------------------
                                                  % OF TOTAL
                                  NUMBER OF         OPTIONS
                                 SECURITIES       GRANTED TO       EXERCISE
                                 UNDERLYING        EMPLOYEES       OR BASE
                                   OPTIONS         IN FISCAL        PRICE        EXPIRATION
            NAME               GRANTED (#)(1)        YEAR         ($/SHARE)         DATE         5%($)         10%($)
---------------------------   ----------------   ------------   -------------   -----------   -----------   -----------
A. Patrick Linton .........        34,795            17.25%       $ 14.9375      12/31/09      $326,868      $828,348
Martin S. Lapera ..........        20,502            10.16%       $ 14.9375      12/31/09      $192,598      $488,081
Mark A. Severson ..........         9,623             4.77%       $ 14.9375      12/31/09      $ 90,400      $229,090
Charles E. Weller .........         7,638             3.79%       $ 14.9375      12/31/09      $ 71,752      $181,834

----------
(1) All options granted are immediately exercisable, except that a portion of each grant is subject to approval at the Annual Meeting of the amendment to the 1992 Stock Option Plan to increase the number of shares subject to the plan. Information presented in this table assumes that the amendment is approved at the Annual Meeting.

(2) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized.

     The table set forth below presents the amount and potential value of options held by each named executive at the end of fiscal 1999.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                               NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                  SHARES                      UNDERLYING UNEXERCISED            IN-THE-MONEY
                                 ACQUIRED        VALUE         OPTIONS AT FY-END(#)         OPTIONS AT FY-END ($)
            NAME               ON EXERCISE     REALIZED     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
---------------------------   -------------   ----------   ---------------------------   --------------------------
A. Patrick Linton .........      8,456         $43,329             86,009/--             $15,513/--
Martin S. Lapera ..........      3,273         $14,725             45,218/--             $ 6,106/--
Mark A. Severson ..........      2,037         $ 3,308             23,706/--             $ 3,649/--
Charles E. Weller .........      3,680         $42,158             19,637/--             $ 4,232/--

     PROFIT SHARING PLAN. The Company has a Section 401 (k) profit sharing plan (the "Plan") covering employees meeting certain eligibility requirements as to minimum age and years of service. Employees may make voluntary contributions to the Plan through payroll deductions on a pre-tax basis. The Company makes contributions to the Plan at its discretion, based on the Company's performance. The Company's contributions are subject to a periodic vesting schedule (20% per year), requiring the completion of five years of service with the Company, before these benefits are fully vested. A participant's account under the Plan, together with investment earnings thereon, is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

     The Company's annual contribution to the Plan totaled $871,000 in 1999, including an aggregate of $38,418 of contributions for the executive officers named in the SUMMARY COMPENSATION TABLE.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Bank maintains a Supplemental Executive Retirement Plan in order to provide retirement benefits and long-term compensation to a select group of executives, determined by the Board of Directors. Each Participant may elect to make contributions from his or her salary or bonus (if any), on a pre-tax basis. Each Participant is entitled to have his or her account receive the credit for a particular Plan Year only if the Participant is both credited with a Year of Service during the Plan Year and is employed on the last day of the Plan Year or terminates employment during the Plan Year due to his or her (i) death, disability, retirement, or (ii) acquisition or merger of the Bank. If the Participant satisfies the requirements for a Plan Year, the Bank will credit the Participant's Account, with an amount equal to (i) sixty percent (60%) of the Eligible Executive's Final Average Compensation commencing at age 65 (reduced proportionately for less than 15 Years of Service), reduced by (ii) the combined value of the following: (a) the Participant's estimated primary insurance amount ("PIA") at age 65 from Social Security, assuming the Participant is entitled to the maximum PIA; (b) the age 65 projected value of the Participant's accrued benefits under the Bank's terminated defined benefit pension plan; (c) the age 65 projected value of the Participant's profit-sharing contribution account under the Company's 401(k) Retirement and Savings Plan; (d) the age 65 projected value of the Participant's matching contribution account under the Company's 401(k) Retirement and Savings Plan; and (e) the age 65 projected value of the benefits transferred from the Frederick County National Bank Executive Compensation Plan for Management Personnel. The benefits related to this plan will be paid out of the general assets of the Bank.


HUMAN RESOURCES COMMITTEE REPORT


     The Human Resources Committee of the Company is composed of four outside directors, Messrs. George B. Callan, Jr., Bernard L. Grove, Jr., Kenneth W.
Rice and Rand D. Weinberg. None of the committee members has ever been an employee of the Company or its subsidiary. The Committee makes recommendations to the full Board of Directors regarding the adoption, extension, amendment and termination of the Company's compensation plans. In conjunction with the Company's Chairman and President/Chief Executive Officer ("CEO"), it reviews the performance of senior management, recommends annual salary revisions and administers the Company's compensation plans.


     The Committee is guided by the following executive compensation philosophy of the Company:


   1. Enable   the   Company  to  attract  and  retain  superior  management  by providing a very competitive total compensation package.


   2. Align the interests of shareholders and management by providing stock options as a portion of the executive's total compensation package.


   3. Base a portion of the executive's total compensation package upon the attainment of defined performance goals that support the growth and appreciation of the Company's value over time.


   4. Balance objectives of short-term performance and long-term growth and appreciation of the Company through a combination of an annual incentive compensation program using annual cash bonuses, and the stock option plan that rewards the executives through long-term growth and appreciation of the Company.

     Executive   compensation  consists  primarily  of  three  components:  Base
Salary, Annual Bonus, and Stock Options.

BASE SALARY

     The Company's policy is to set base salaries for each executive officer position, including that of the CEO, in a range commensurate for equivalent banking jobs in the Mid-Atlantic region. The Company utilizes outside consultants to monitor the Company's competitive compensation status. The Board of Directors, based upon the Human Resources Committee's recommendations, sets the base salaries of executive officers.

     Executive officers, other than the CEO, are reviewed annually by their superiors. The CEO is reviewed by the Executive Committee of the Board of Directors of the Company, which evaluation is forwarded to the Human Resources Committee. The quality of their individual performances and the relationship of their salary to their established salary range determine salary adjustments for executive officers.

     Adjustments to the base salary of the CEO are governed by the same factors as other executive officers, but also specifically take into account the Company's current financial performance as measured by earnings, asset growth, and overall financial soundness. The Committee also considers the CEO's leadership in setting high standards for financial performance, motivating his management colleagues, and representing the Company and its values to internal and external constituencies.

ANNUAL BONUS

     The Company has an Employee Performance Bonus Plan (the "Bonus Plan"). Annual bonuses are accrued as of the end of the fiscal year and are paid in January. The Company's Bonus Plan has several components related to the Company's performance. For 1999, these components consisted of the Company achieving pre-determined return on average shareholder's equity, asset growth, stock price appreciation and earnings per share growth. The CEO's, Chief Operating Officer's and the Chief Financial Officer's annual cash bonuses are related solely to the Company's performance goals while the other named executive officer's annual cash bonus was related 50% to the Company's performance goals and 50% to the Bank's performance goals. The Human Resources Committee approves goals for each component of the Bonus Plan at the beginning of each year. Annual cash bonuses tied to Bank performance goals and/or the Company's performance goals are evaluated on a point system. Points are awarded for equaling or exceeding the predetermined base for each component. Target goals are determined that exceed the threshold level, as well as maximum goals. For each specific component, if the threshold level is not achieved, no bonus is awarded for that component. The maximum potential annual bonus award for the four named executive officers is 60% of base salary, depending on the executive's position.

     In 1999, the Company exceeded its target performance goals. Based on these results, the CEO was awarded a bonus of $136,198 which constituted 46.0% of his 1999 base salary. This annual bonus amount was accrued as of December 31, 1999 and paid in January 2000.

     Bank performance goals were also exceeded in 1999.

     As of December 31, 1999, the total accrued annual bonus for the four named executive officers in the Bonus Plan was $261,593, which was paid in January 2000.

STOCK OPTIONS

     The Company maintains a 1992 Stock Option Plan currently covering 606,376 shares of the Company's Common Stock. This plan provides for grants by the Human Resources Committee of non-qualified stock options, as well as incentive stock options, thus tying a portion of the executive's compensation directly to the performance of the Company's stock price. The exercise price of the stock options under the plan may not be less than 100% of the fair market value of the Company's stock on the date of grant. Stock options are immediately exercisable from the date of grant and expire not more than ten years from the date of the grant (five years in the case of an incentive option granted to a holder of 10% or more of the outstanding common stock). Stock options for the four named executive officers typically are granted each year for a number of shares, the aggregate market value of which is in a range of 100% to 175% of the executive officer's base salary as of the date of grant. The Stock Option Plan also provides that the Company may grant shares of restricted stock to be issued in connection with the exercise of options under the plan. The Common Stock purchased pursuant to the exercise of such options must be held for a period of three years before the restricted stock granted by the Company will fully vest to the recipient thereof. To date, the Committee has provided that stock options must be exercised in the sequence in which they were granted. This Plan also allows the Company to grant reload options, which allows the recipient to receive an Option to purchase, at an exercise price per share equal to the fair market value of the Common Stock as of that date, a number of shares of Common Stock equal to the number of shares subject to the exercised Option, if the original Option is exercised within three years of its date of grant.

     In 1999, the CEO received options to purchase 34,795 shares at an exercise price of $14.9375 per share. The CEO now owns 76,163 shares of the Company's Common Stock and holds options to purchase an additional 86,009 shares, all of which are presently exercisable, and 3,884 shares of restricted stock to be received when the underlying stock options are exercised. In 1999, the other named executive officers received options to purchase an aggregate of 37,763 shares of the Company's Common Stock at an exercise price of $14.9375 per share. The Human Resources Committee believes that significant equity interests in the Company held by the Company's management align the interests of shareholders and management.

     Stock options are designed to align the interests of executives with those of the shareholders. This approach is designed to provide incentives for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

CONCLUSION

     Through the programs described above, a moderate portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In the case of the CEO, approximately 46% of his total 1999 compensation, including the accrued annual bonus as of December 31, 1999, consisted of performance-based variable elements. The Human Resources Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

     The Human Resources Committee of the Company has prepared this report.

     George B. Callan, Jr., Bernard L. Grove, Jr., Kenneth W. Rice, Rand D. Weinberg.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in cumulative total shareholder return on the Company's Common Stock from January 1, 1995 to December 31, 1999. The Company's yearly percentage change in cumulative total shareholder return as shown below is compared to the NASDAQ Market Index and the published Industry Peer Group Index consisting of 109 middle Atlantic banks published by Media General Financial Services.



                               [GRAPHIC OMITTED]



Notes: 1. Total return assumes reinvestment of dividends.

       2. Fiscal Year Ending December 31.

       3. Return based on $100 dollars invested on January 1, 1995 in FCNB Corp Common Stock, an index for the NASDAQ Stock Market (U.S. Companies), and Bank peer group.

     Set forth below is a line graph comparing the yearly percentage change in cumulative total shareholder return on the Company's Common Stock from January 1, 1995 to December 31, 1999. The Company's yearly percentage change in cumulative total shareholder return as shown below is compared to two broad market indices: (1) the NASDAQ Market Index and (2) the Russell 2000; and two narrower indices: (1) a published Industry Peer Group Index consisting of 109 middle Atlantic banks published by Media General Financial Services ("Media General") and (2) an index comprised of all issuers in the Industry Peer Group Index consisting of 109 middle Atlantic banks published by Media General, except for the seven issuers having market capitalization's in excess of $1.5 billion.


                           PERFORMANCE GRAPH OMITTED

                         FCN CORP 5 YR TOTAL RETURN FOR PROXY
   -------------------------------------------------------------------------------------------
                                                                    ORIG PEER       NEW PEER
     RECAP          FCNB           NASDAQ         RUSSELL 2000        GROUP          GROUP
     ---------      --------       --------       ------------      ---------       --------
     12/31/94        $100.00        $100.00         $100.00          $100.00         $100.00
     12/31/95        $100.33        $129.71         $128.44          $147.17         $130.70
     12/31/96        $104.51        $161.18         $149.77          $196.61         $164.61
     12/31/97        $162.78        $197.16         $183.23          $320.65         $251.29
     12/31/98        $174.44        $278.08         $178.09          $352.96         $239.52
     12/31/99        $123.75        $490.46         $212.98          $279.30         $192.87


Notes: 1. Total return assumes reinvestment of dividends.

       2. Fiscal Year Ending December 31.

       3. Return based on $100 dollars invested on January 1, 1995 in FCNB Corp Common Stock, an index for the NASDAQ Stock Market (U.S. Companies), Russell 2000 Media General mid-Atlantic bank index and Media General mid Atlantic bank index excluding Wachovia Corp (WB), BB&T (BBT), Synovus Financial Corp (SNV), Mercantile Bankshares Corp (MRBK), First Virginia Banks, Inc. (FVB), CCB Financial Corp (CCB), and Wilmington Trust Corp. (WL).

       4. The Media General index as modified to exclude the seven issuers with market capitalizations in excess of 1.5 billion has been prepared by weighting the return of each issuer in the group according to the issuer's respective market capitalization at the beginning of each period for which a return is shown.

     The Company believes that the Russell 2000, a market capitalization weighted index comprised of the publicly traded U.S. companies having the 1,001st to 3,000th largest market capitalizations ($526.4 million to $1.350 billion), provides a more appropriate comparison to the Company, which has a market capitalization of approximately $181.84 million as of December 31, 1999, than the Nasdaq Market Index, which is comprised primarily of companies with market capitalizations in excess of $1 billion, and which has a higher proportion of technology related companies than the Russell 2000 (75% of Nasdaq index market capitalization represented by technology companies versus 29% for the Russell 2000). Similarly, the Company believes that excluding the seven largest issuers in the mid Atlantic bank index, which have market capitalizations ranging in excess of $1.5 billion at December 31, 1999, and each of which have much more extensive banking businesses than the Company, provides a more realistic presentation of the Company's performance as compared to the performance of its peer companies. The Company does not intend to present comparative information using the Nasdaq market index or the Media General Index, as published, in the future.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, AND ASSOCIATES

     During the past year the Bank has had, and the Bank expects to have in the future, banking transactions in the ordinary course of business with its directors and officers as well as with their associates. These transactions have been made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with unaffiliated parties. The extensions of credit to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1999, loans to directors and officers and their respective associates, including loans guaranteed by such persons, aggregated $14.0 million, which represented approximately 15.59% of consolidated shareholders' equity.

     Gail T. Guyton, a director of the Company and the Bank, is chairman of the board and a principal shareholder of Morgan-Keller, Inc., a construction firm. During 1999, the Company paid Morgan-Keller, Inc. a total of $29,558 in construction payments, which related to various construction projects.

     Rand D. Weinberg, a director of the Company and the Bank, is a partner with Weinberg & Weinberg, a law firm in Frederick which received $18,665 in legal fees during 1999 for representation in various legal matters.

     DeWalt J. Willard, Jr., a director of the Company and the Bank, is president of Ideal Buick-GMC, an automobile dealership which received $66,151 for the purchase of three automobiles and for automotive repairs in 1999.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

     Based solely upon the Company's review of the copies of the forms which it has received in 1999 and written representations from the Company's directors and executive officers, the Company is aware of several failures to comply with the requirements of Section 16(a) in 1999.

     During 1999 the following directors did not comply with Section 16(a):

     Jacob R. Ramsburg, Jr. failed to file a timely report related to one transaction.

     Frank L. Hewitt, III, failed to file a timely report related to one transaction.


             PROPOSAL 2 -- AMENDMENT OF THE 1992 STOCK OPTION PLAN

     At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's 1992 Stock Option Plan in order (1) to extend the term of the plan by eight years, until 2010, and (2) to increase the number of shares of Common Stock reserved for issuance under the plan, and the number of shares of Common Stock for which options may be granted, by 1,000,000, to an aggregate of 1,606,376.

     The purpose of the 1992 Stock Option Plan is to enable the Company to attract and retain outstanding officers and employees for the Company and the Bank, to reward excellent performance, and to further the growth, development and financial success of the Company and the Bank by giving key employees additional incentive through their increased ownership interest of the Company.



REASONS FOR THE AMENDMENTS

     Since adoption of the 1992 Stock Option Plan, awards (including incentive stock options, non-incentive stock options, shares of restricted stock issuable upon the exercise of options and reload options) for an aggregate of 606,376 shares have been granted to officers and employees of the Company and the Bank or reserved for future issuance in accordance with the terms of outstanding awards. No shares remain available for issuance under the 1992 Stock Option Plan. Because an insufficient number of shares was available for issuance under the plan, a portion (approximately 2.65%) of each award made under the 1992 Stock Option Plan in December 1999 is subject to the approval of the proposed amendment at the Annual Meeting. The number of shares of the awards which is subject to the approval of the proposed amendment, is as follows:

                                                                         NUMBER OF OPTIONS SUBJECT TO
                                 NAME                                     APPROVAL OF THE AMENDMENT
---------------------------------------------------------------------   -----------------------------
A. Patrick Linton ...................................................                 922
Martin S. Lapera ....................................................                 543
Mark A. Severson ....................................................                 255
Charles E. Weller ...................................................                 202
All executive officers as a group (13 persons) ......................               3,381
All non-executive officer employees as a group (44 persons) .........               1,224

     The Board of Directors believes that the availability of a stock based compensation program intended to provide officers and key employees with at least a moderate portion of their overall compensation package, and that will enable them to participate in the growth and prosperity of the Company as reflected in the stock price, is necessary in order to attract and retain high caliber officers and employees in key positions. The Board of Directors also believes that such a plan is necessary to align the interests of such persons with the interests of the Company's stockholders, which will increase their incentive to improve the Company's performance. Because the initial term of the 1992 Stock Option Plan expires in 2002, the Board of Directors believes that it is prudent to extend the term of the plan in connection with the authorization of additional shares, in order to insure the availability of option compensation for the immediate future.

     If the amendment to the Plan is approved, the total number of shares subject to issuance under future awards pursuant to the 1992 Stock Option Plan will equal 8.39% of the outstanding Common Stock, and the number of shares subject to issuance under outstanding and future awards pursuant to the 1992 Stock Option Plan will be equal to 13.47% of the outstanding Common Stock.

DESCRIPTION OF THE 1992 STOCK OPTION PLAN

     The following description of the principal features of the 1992 Stock Option Plan is qualified by reference to the text of the full plan, a copy of which may be obtained upon request. Except as proposed to be amended hereby, the provisions of the 1992 Stock Option Plan as currently in effect will continue in full force and effect.

     Administration. The 1992 Stock Option Plan is administered by the Human Resources Committee of the Board of Directors (the "Committee"). Among the powers granted to the Committee are the authority to make all determinations necessary for administration of the plan, including selection of employees to whom awards shall be made and the establishment of terms of specific awards, to interpret the plan and any awards granted under the plan, and to interpret the plan and establish rules and regulations to carry the plan into effect.

     Eligibility for Participation. All key employees of the Company and any subsidiary are eligible to be selected to participate in the plan. The selection of recipients from among key employees is within the discretion of the Committee. The number of key employees who presently are eligible to participate in the plan is fifty seven. The number of shares which will be the subject of future grants to the executive officers, the compensation of which is disclosed in this proxy statement, cannot be presently determined.

     Types of Awards; Available Shares. The 1992 Stock Option Plan provides for the grant of incentive stock options, non-qualified stock options, and restricted stock to be issued as additional shares upon exercise of an option. The aggregate number of shares of the Company's Common Stock currently authorized for issuance under the Plan is 606,376. The Board of Directors has proposed an increase in the number of shares authorized for issuance under the 1992 Stock Option Plan by 1,000,000, to 1,606,376. The aggregate number of shares subject to the 1992 Stock Option Plan, and the number of shares subject to each award and the exercise price per share, is subject to adjustment for changes in the Common Stock, including as a result of stock splits, stock dividends, reverse stock splits, combinations of shares, spin-offs, mergers, consolidations or reclassifications of shares.

     Stock Options. Each non-qualified stock option and incentive stock option entitles the holder to purchase a specified number of shares of Common Stock determined by the Committee. The exercise price of each non-qualified option and incentive option granted under the 1992 Stock Option Plan shall not be less than the fair market value of a share of Common Stock on the date on which such non-qualified option or incentive option is granted (110% of the fair market value in the case of an incentive option granted to a holder of 10% or more of the outstanding Common Stock).

     The exercise price shall be paid in cash or, subject to the approval of the Committee, in shares of Common Stock valued at their fair market value, in secured or unsecured promissory notes, or by any combination of cash, shares of Common Stock and notes. An incentive option or non-qualified option will be exercisable for a term established by the Committee, but in no event to exceed ten years (five years in the case of an incentive option granted to a holder of 10% or more of the outstanding Common Stock).

     Options granted under the 1992 Stock Option Plan are not transferable otherwise than by will or under the laws of descent and distribution, except that restricted stock awards and non-qualified options may be transferred to the recipient's spouse, lineal ascendants and descendants or to a trust established for one or more of such persons. Options are cancelled upon termination of employment with the Company or any of its subsidiaries, except that exercise after termination is permitted in certain cases, including those instances when employment terminates because of the recipient's retirement, death or disability. Options which are granted subject to a vesting schedule may become fully vested ahead of schedule in the event of (1) voluntary retirement after at least fifteen years of service and reaching the age of sixty two or (2) termination of employment within two years after a change in control (as defined).

     Restricted Stock. The Committee may award restricted stock in conjunction with the award of an option pursuant to the plan. The purpose of restricted stock awards is to encourage recipients who exercise an option to retain the option shares following exercise. Pursuant to an award of restricted shares, a specified number of shares of restricted stock will be issued on the date the related stock option is exercised. The restricted stock may not be sold or otherwise transferred for a period determined by the Committee (the "Restricted Period"), and is forfeited to the Company if, during the Restricted Period, the recipient disposes of any of the option shares or his employment with the Company is terminated. The number of shares of restricted stock to be issued relative to the number of shares as to which an option is exercised shall be determined by the Committee. From the date the restricted stock is issued, the recipient shall have the right to vote and receive dividends thereon.

     Reload Options. The Committee may award reload options in connection with any award of an option under the 1992 Stock Option Plan. A reload option allows the recipient to receive an option to purchase, at an exercise price per share equal to the fair market value of the Common Stock as of that date, a number of shares of Common Stock equal to the number of shares subject to the exercised option, if the original option is exercised within three years of its date of grant.

     Term of the Plan. The current term of the 1992 Stock Option Plan expires on March 3, 2002. After that date, no additional awards may be made under the 1992 Stock Option Plan. The Board of Directors has proposed that the term of the 1992 Stock Option Plan be extended for an additional eight years, until March 3, 2010.

     Amendment. The Board of Directors may amend, suspend or terminate the plan at any time. However, no such amendment, suspension or termination may, without stockholder approval, increase the maximum number of shares available for issuance under the plan (except pursuant to the anti-dilution provisions of the plan), reduce the minimum price at which options may be granted, extend the maximum option exercise period, change the class of employees eligible to receive awards, or extend the period within which awards may be granted.

     Certain Federal Income Tax Consequences. A recipient recognizes no taxable income at the time a stock option (including a reload option) is granted under the plan. With regard to non-qualified options, ordinary income is recognized by the recipient at the time of his exercise of an option. The amount of income equals the difference between the exercise price and the fair market value of the shares on the date of exercise. Tax withholding is required on such income. When a recipient disposes of shares acquired upon exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise is treated as long or short-term capital gain, depending upon the holding period of the shares, and if the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as long or short-term capital loss, depending upon the holding period of the shares.

     With regard to incentive options, no income is recognized by a recipient upon exercise. However, the excess of the fair market value of the shares received on exercise over the exercise price is an adjustment to the recipient's taxable income for purposes of computing the recipient's alternative minimum taxable income. Assuming compliance with applicable holding period requirements, a recipient realizes long-term capital gain or loss when he disposes of his shares, measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the recipient disposes of shares acquired by the exercise of the option before the expiration of at least one year from the date of exercise and two years from the date of grant of the option, any amount realized from such disqualifying disposition is taxable as ordinary income in the year of disposition to the extent that the lesser of (i) fair market value on the date of option was exercised or (ii) the amount realized upon such disposition, exceeds the exercise price. Any amount realized in excess of fair market value on the date of exercise will be treated as long or short-term capital gain, depending upon the holding period of the shares. If the amount realized upon such disposition is less than the exercise price, the loss is treated as long or short-term capital loss, depending upon the holding period of the shares.

     No deduction is allowed to the Company for federal income tax purposes at the time of grant of a non-qualified option or at the time of grant or exercise of an incentive option. The Company is entitled to a deduction for federal income tax purposes at the same time and in the same amount as the recipient is considered to have recognized ordinary income in connection with the exercise of a non-qualified option. In the event of a disqualifying disposition of shares received upon exercise of an incentive option, the Company is entitled to a deduction for the amount taxable to the recipient as ordinary income.

     A recipient will recognize ordinary income equal to the fair market value of restricted stock at the time the restrictions lapse unless the recipient elects under the Internal Revenue Code of 1986 to report as ordinary income the fair market value of the restricted stock on the date of issue. The Company may deduct the amount of income recognized by the recipient at such time as the recipient recognizes the income.

     Vote Required and Recommendation of the Board of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the approval of the amendment to the 1992 Stock Option Plan. The Board of Directors recommends that shareholders vote FOR the approval of the amendment.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Keller Bruner and Company, L.L.P., independent public accountants, to audit the Company's financial statements for the year ending December 31, 2000. The Company has been advised by Keller Bruner and Company, L.L.P. that neither that firm nor any of its associates has any relationship with the Company or the Bank, other than the usual relationship that exists between independent public accounts and clients. That firm audited the Company's financial statements for 1999. Representatives of Keller Bruner and Company, L.L.P. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

                                  OTHER MATTERS

SHAREHOLDER PROPOSALS

     All shareholder proposals intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company at the Company's principal office in writing not later than November 24, 2000 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. The Company must receive written notice of any shareholder proposal or nomination to be acted upon at the next annual meeting, for which inclusion in the Company's proxy materials is not sought, not less than 30 days nor more than 60 days prior to the 2001 Annual Meeting of Shareholders, which will be held on or about April 17, 2001.


OTHER BUSINESS

     The Board of Directors of the Company knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their best judgment.


FINANCIAL STATEMENTS

     The Company's Annual Report to Shareholders, including audited financial statements, has been mailed to all shareholders of record as of the close of business on February 8, 2000. Any shareholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.


FORM 10-K

     UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL DELIVER, WITHOUT CHARGE, TO ANY SHAREHOLDER OF RECORD ENTITLED TO VOTE AT THE ANNUAL MEETING OR TO ANY BENEFICIAL OWNER OF COMMON STOCK, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO MARK A. SEVERSON, SENIOR VICE PRESIDENT AND TREASURER, FCNB CORP, P.O. BOX 240, FREDERICK, MARYLAND 21705-0240.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              /s/ Helen G. Hahn
                                              -----------------
Frederick, Maryland                           Helen G. Hahn
March 24, 2000                                Vice President & Secretary

FCNB CORP                         FORM OF PROXY

                                    FCNB CORP
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of FCNB Corp hereby appoints William R. Talley, Jr. and Edwin J. Reading, and each of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote as designated below all shares of Common Stock of FCNB Corp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 18, 2000, and at any and all adjournments or postponements thereof:

     (1) ELECTION OF DIRECTORS:

   [ ] FOR all nominees listed [ ] WITHHOLD AUTHORITY to [ ] ABSTAIN
       below (except as marked     vote for all nominees
       to the contrary)            listed below

     GEORGE B. CALLAN, JR., CLYDE C. CRUM, FRANK L. HEWITT, III, DEWALT J. WILLARD, JR.

     (INSTRUCTION:  To  withhold  authority  for any individual nominee strike a
line through the nominee's name in the list above.)   (2) STOCK OPTION PLAN:
  The proposal to increase the number of shares for which options may be issued under the Company's 1992 Stock Option Plan and to extend the term of the 1992 Stock Option Plan. [ ] FOR the proposed amendments [ ] AGAINST the proposed amendments [ ] ABSTAIN

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.






     Shares represented by all properly executed proxies will be voted (or the vote on such matters will be withheld on specific matters) in accordance with instructions appearing on the proxy. In the absence of specific instructions to the contrary, proxies will be voted FOR the Election of Directors and FOR the amendments to the 1992 Stock Option Plan.



                                               Dated                       2000
                                                     ---------------------



                                               --------------------------------
                                                     (Signature)



                                               --------------------------------
                                                     (Signature)





(PLEASE SIGN AS NAME(S) APPEARS AT RIGHT. IF JOINT ACCOUNT, BOTH JOINT OWNERS MUST SIGN.)
----


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BY THE PERSON(S) GRANTING IT PRIOR TO ITS EXERCISE.